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                                                                EXHIBIT 99.1

      SAFE TECHNOLOGIES ANNOUNCES ACQUISITION
          OF INTERNET FRANCHISE COMPANY

Palm Beach, FL.  October 5, 1999, Safe Technologies
International, Inc., (OTC-BB: SFAD) announced today that it had closed an acquisition of 'CONNECT.AD', an Internet US Franchisor Company, comprising three companies: Connect.ad (the master franchisor);
Connect.ad Services (the Web Design/Hosting services company); Connect.ad of South Florida (a prototype
Franchise operation, owned, to date, by the Parent company, Connect.ad).

Brad Tolley, Vice President of Investor Relations, reported "we view Connect.ad as the entity which will be the core of our Internet business expansion, in the US, Europe, South America, and Asia. SFAD has been assembling 'Internet pieces' - Internet malls, E Commerce capability, Site Hosting and Web Design expertise, Internet Consultancy and Network services, etc. We needed a cohesive entity, from which all of our electronic services could emanate. Connect.ad provides that vehicle for us."

Connect.ad is a comprehensive, unique, Marketing and Sales Internet Franchise, vastly different from the majority of US Internet Franchises, on the market today, which are technology based. The Connect.ad
Franchisee will own and operate an 'electronic advertising agency', specializing in providing customers with full service electronic agency services in addition to web development and site hosting, e-commerce, customer and tech support. All of the technology and support services will be provided to the Franchisee by the Connect.ad Services, Inc., based in Boca Raton, Florida. The Franchisee will also have territorial rights for new product sales and companies generated for SFAD's online malls: CybermallsCastle.com;
TheGlobalDeli.com, and the FamousShoppingStreets.com.
Franchisees will 'sell' and function as Senior Account
Executives in their territory.

"Our ideal franchisee" said Mr. Tolley, "is a 'sales and/or marketing' oriented individual, who wants to profit and participate in the Internet growth and who doesn't want to deal with adding tech staff to his payroll. Connect.ad Services, Inc., will provide all the 'back-end' technical support for Franchisees' sales territories. Connect.ad will be offering Franchises for sale, all across the United States and Europe, in various sized territories. Current talks are underway with several professional organizations in the United
Kingdom who will handle Connect.ad Franchise opportunities abroad. The formal Connect.ad Training
Program for Franchisees is being expanded and will be housed in a new, enlarged training facility in Boca
Raton, Fl."

SOURCE:    Safe Technologies International, Inc.,(SFAD)
CONTACT:   Brad Tolley VP Investor Relations
TEL:       561-832-2700
EMAIL:     investor.relations@safetechnologies.com
HTTP://    www.safetechnologies.com

Forward-Looking Statements: Except for the historical information contained herein, this news release may contain forward looking statements within the meaning of Section 27A of the Securities Act of l934, as amended, that may involve risks and uncertainties, including those relating to the availability of suitable financial resources, the availability of management, unproven market for SFAD's products and services as well as other risks detailed from time to time in the Company's SEC reports, including reports on Form 10KSB for the year ended December 31, 1998.